Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA,—August 10, 2012 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $2.1 million, or $1.11 per share, for the second quarter ended June 30, 2012, compared with a net loss of $3.0 million, or $1.67 per share (adjusted for the 1-for-30 reverse split of the company’s common stock effected on March 30, 2012), for the comparable period in 2011.

For the quarter ended June 30, 2012, total operating costs and expenses were $2.1 million, compared with $3.0 million in the 2011 second quarter. Operating expenses in the 2012 second quarter included stock-based compensation expense of approximately $0.2 million. Operating expenses were approximately 32% lower in the second quarter of 2012 compared with the same period in 2011, primarily due to lower headcount, lower stock-based compensation expense and lower corporate administrative costs.

For the six months ended June 30, 2012, Telik reported a net loss of $4.3 million, or $2.36 per share, compared with a net loss of $6.7 million, or $3.72 per share (adjusted for the 1-for-30 reverse stock split), for the six months ended June 30, 2011. Total operating expenses for the first six months of 2012 were $4.3 million, compared with $6.7 million for the first six months of 2011. Operating expenses in the first six months of 2012 included approximately $0.4 million in stock-based compensation expense. The reduction in operating expenses of approximately 35% in the first six months of 2012 compared with the same period in 2011 was primarily due to lower headcount and stock-based compensation expenses, lower clinical development and related costs, and lower corporate expenses.

At June 30, 2012, Telik had $8.1 million in cash, cash equivalents and investments including restricted investments, compared to $11.7 million at December 31, 2011. In order to meet its cash requirements beyond 2012, the company will have to raise additional funds through corporate partnering or equity financings. Although the company has been able to raise funds through its At Market Issuance Sales Agreement, there is no assurance Telik will be successful in obtaining additional funding in the future.

About Telik

Telik, Inc. of Palo Alto, CA is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating costs and expenses:
Research and development	$932	$1,465	$1,921	$3,159
General and administrative	1,123	1,546	2,412	3,540

Total operating costs and expenses	2,055	3,011	4,333	6,699

Loss from operations	(2,055)	(3,011)	(4,333)	(6,699)
Interest and other income (expense), net	3	10	4	24

Net loss	$(2,052)	$(3,001)	$(4,329)	$(6,675)

Basic and diluted net loss per share	$(1.11)	$(1.67)	$(2.36)	$(3.72)

Weighted average shares used to calculate basic and diluted net loss per share	1,849	1,799	1,832	1,794

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Cash, cash equivalents, investments and restricted investments	$8,054	$11,700
Total assets	$8,750	12,412
Stockholders’ equity	$5,553	8,299